Exhibit 99.1

[SANTARUS LOGO]

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100

For Immediate Release

SANTARUS ANNOUNCES FDA ACCEPTANCE OF NEW DRUG APPLICATION
FOR ZEGERID CHEWABLE TABLETS

SAN DIEGO (July 26, 2005) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the company’s New Drug Application (NDA) for ZEGERID® (omeprazole) Chewable Tablets 40 mg and 20 mg. Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, Santarus expects the FDA will complete its review or otherwise respond to the ZEGERID Chewable Tablets NDA by March 26, 2006. Santarus is seeking marketing approval of ZEGERID Chewable Tablets as the first immediate-release proton pump inhibitor (PPI) in a chewable tablet formulation for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), erosive esophagitis, duodenal ulcers and gastric ulcers.

Santarus is currently marketing ZEGERID Powder for Oral Suspension 40 mg and 20 mg, the first and only oral immediate-release PPI product which is rapidly absorbed (reaching peak plasma levels in approximately 30 minutes) and provides strong 24-hour acid control with once daily dosing. In late June, Santarus announced that the FDA had accepted for filing the company’s NDA for ZEGERID Capsules.

In connection with the FDA’s acceptance for filing of the ZEGERID Chewable Tablets NDA, Santarus provided notice to the NDA holder for Prilosec® delayed-release omeprazole capsules and related patent holders that ZEGERID Chewable Tablets 40 mg and 20 mg do not infringe the patents listed in the Orange Book for Prilosec or that those patents are invalid.

About Santarus

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders. The company’s current products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company launched its first product, ZEGERID Powder for Oral Suspension 20 mg, in October 2004 and launched ZEGERID Powder for Oral Suspension 40 mg in February 2005. The company submitted an NDA for ZEGERID Capsules to the FDA in April 2005 and submitted an NDA for ZEGERID Chewable Tablets to the FDA in May 2005. More information about Santarus is available on the company’s Web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: whether the FDA ultimately approves the ZEGERID Chewable Tablets NDA under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act for one or more of the desired indications in a timely manner or at all; whether AstraZeneca, plc, as the NDA holder for Prilosec, and related patent holders elect to file a patent infringement suit against Santarus within 45 days following receipt of Santarus’ patent notices for ZEGERID Chewable Tablets or ZEGERID Capsules (for which Santarus provided patent notices in late June 2005), which would trigger an automatic stay of FDA approval until the earlier of 30 months or a favorable settlement or court decision; whether, subject to receipt of FDA approval, Santarus is able to generate market demand and acceptance for ZEGERID Chewable Tablets or its other products; Santarus’ ability to commercialize ZEGERID Chewable Tablets or its other products without infringing the patent rights of others; difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus® and ZEGERID® are trademarks of Santarus, Inc.

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